                                                                 Exhibit 3.26(a)

                                  8902360007                        FILED

                                                                AUG 24 1989 9AM
                          CERTIFICATE OF INCORPORATION
                                                                 [SIGNATURE
                                       OF                        APPEARS HERE]
                                                              SECRETARY OF STATE
                               ENCOAL CORPORATION

                              * * * * * * * * * *





            FIRST:   The name of the corporation is Encoal Corporation
(hereinafter called "the Corporation" or "this Corporation").

            SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD:   The nature of the business purposes to be conducted or
promoted are:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including, but not limited to, conducting its business and affairs, carrying on its operations, and having offices and exercising its powers in foreign countries.

            FOURTH: The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

            FIFTH:   The total number of shares of stock which the Corporation
shall have authority to issue is One Thousand (1,000) shares of Common Stock with a par value of one dollar ($1.00) per share.

            SIXTH:   The name and mailing address of the incorporator is as
follows:
                   NAME                            MAILING ADDRESS
                   ----                            ---------------
            Shell Mining Company                   P.O. Box 2906
                                                   Houston, Texas 77252

            SEVENTH: The Board of Directors of the Corporation shall direct the management of the business and the conduct of the affairs of the Corporation and shall establish policies, procedures, and controls which shall govern the conduct of the Corporation and which shall preserve the separate legal identity of the Corporation.

            EIGHTH: A director of this Corporation, or any person serving as a director of another corporation at the request of this Corporation, shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation (or such other corporation) or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            This Corporation shall have the authority to the full extent not prohibited by law, as provided in the By-Laws of this Corporation or other-wise authorized by the Board of Directors or by the stockholders of this Corporation, to indemnify any person who is or was a director, officer, employee or agent of this Corporation or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity from and against any and all expenses, liabilities or losses asserted against, or incurred by any such person in any such capacity, or arising out of his status as such; and the indemnification authorized herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            This Corporation shall have the authority to the full extent not prohibited by law, as provided in the By-Laws of this Corporation or otherwise authorized by the Board of Directors or by the stockholders of this Corporation, to purchase and maintain insurance in any form from any affiliated or other insurance company and to use other arrangements (including, without limitation, trust funds, security interests, or surety arrangements) to protect itself or any person who is or was a director, officer, employee or agent of this Corporation or serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity against any expense, liability or loss asserted against, or incurred by any such person in any such capacity, or arising out of his status as such, whether or not this Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

             THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, and accordingly has hereunto set its hand and seal this 22nd day of August, 1989.


                                             SHELL MINING COMPANY


                                             By: /s/ Jack L. Mahaffey
                                                 ------------------------------
                                                 President


(CORPORATE SEAL)


ATTEST:


/s/ [SIGNATURE APPEARS HERE]
----------------------------
         Secretary




STATE OF TEXAS    )
                  ) SS
COUNTY OF HARRIS  )


      BEFORE ME, A Notary Public in and for the State of Texas, on this day personally appeared Jack L. Mahaffey known to me to be the person and officer whose name is subscribed to the foregoing Certificate of Incorporation, and having been by me duly sworn, declared that the same was the act and deed of said SHELL MINING COMPANY, a corporation; and that he executed the same as the act and deed of such corporation for the purposes and consideration therein expressed and that the facts stated therein are true.

      GIVEN under my hand and seal of office this 22nd day of August, 1989.
                                                  ----


                                                   /s/ Jenny Lynn Peloquen
                                                   -----------------------------
                  [SEAL APPEARS HERE]                Notary Public in and for
                                                       the State of Texas